As filed with the Securities and Exchange Commission on December 18, 2025.

Registration No. 333-228740

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-228740

UNDER

THE SECURITIES ACT OF 1933

Berry Corporation (bry)

(Exact name of registrant as specified in its charter)

Delaware	81-5410470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16000 N. Dallas Parkway, Suite 500

Dallas, Texas 75248

(661) 616-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. Preston

Executive Vice President, Chief Strategy Officer and General Counsel

Berry Corporation (bry)

16000 N. Dallas Parkway, Suite 500

Dallas, Texas 75248

(661) 616-3900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah K. Morgan

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333-228740) (the “Registration Statement”) filed by Berry Corporation (bry), a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission on August 9, 2019, relating to the resale by the selling stockholders named therein of up to 46,833,346 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”).

Effective December 18, 2025, pursuant to and in accordance with the Agreement and Plan of Merger by and among the Registrant, California Resources Corporation, a Delaware corporation (“Parent”), and Dornoch Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of shares of Common Stock pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment, all shares of Common Stock registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on December 18, 2025.

Berry Corporation (bry)
(Registrant)

By:	/s/ Michael L. Preston
Name: Michael L. Preston
Title: Executive Vice President, Chief Strategy Officer and General Counsel

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance on Rule 478 under the Securities Act of 1933, as amended.